EXHIBIT 10(ii)(an)

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

     This Agreement amends that certain Employment Agreement dated August 1, 1999, as amended, (“Employment Agreement”) between J. C. Penney Company, Inc and J. C. Penney Corporation, Inc., each a Delaware corporation, (“Employer”) and Vanessa Castagna (“Employee”), and shall be effective as of November 9, 2004.

     Section 2 of the Employment Agreement is further amended by deleting the paragraphs added by the Second Amendment to Employment Agreement effective as of July 15, 2004 and adding the following paragraphs to Section 2 in place of the deleted paragraphs:

Notwithstanding any other provision of the Employment Agreement, if on or before October 1, 2004, Employee is not advised of the Employer’s intention in writing to negotiate and enter into a new employment agreement mutually satisfactory to Employer and Employee, Employee may voluntarily elect to terminate her employment without Cause, in which case the Employer will pay or provide to her two years of Grand Total Earnings, a current fiscal year bonus under the Comp Plan as described below, and the other payments and benefits provided for in Section 7.5(i) other than the severance payment described in clause (4) of said Section 7.5(i) and other than the Prorated Bonus described in clause (1) of Section 7.5(i). Payments due shall be paid as provided in Section 7.5(ii), except that such portion of the severance payment payable as Base Salary shall continue to be payable on a monthly basis, and Comp Plan payments shall be paid at the normal scheduled times in March of each year in the amount of (A) in the case of the fiscal year ending January 29, 2005, the actual award payable and (B) in the case of subsequent fiscal years, the lesser of (i) 100 percent of the target award, or (ii) the actual award payable, in the case of each of (A) and (B), as if Employee had remained employed. The Comp Plan payments will be determined or calculated in the same manner (utilizing an incentive percentage equal to 88.25% of Employee’s annual salary) as they were for Employee’s bonuses paid under the Comp Plan for the last two fiscal years of Employer. Payments of salary to and including January 31, 2005 and the March 2005 Comp Plan payment shall not be subject to reduction for payments received by Employee from another employer. However, beginning February 1, 2005 and until November 30, 2006, monthly salary payments and future Comp Plan payments shall be subject to reduction after giving effect to the payments received by the Employee from another employer as provided in the next succeeding paragraph. The noncompetition agreement contained in Section 10.3 shall not apply in case the Employee makes the above election. The Employee shall as soon as practical after receipt of the Employer’s written intention to enter into a new employment agreement begin negotiation of a new employment agreement. If no such written intention has been received by October 1, 2004, Employee shall have until November 14, 2004 to make the above election by written notice to Employer. If Employee makes the above election, on or before

November 14, 2004, Employee shall be vested in all of Employee’s retirement benefits and all restricted stock and options (except for the July 19, 2002 grant if not exercised and the March 1, 2004 grant) granted to Employee and shall be deemed to be involuntarily terminated for purposes of the August 1, 1999 option grants. If the Employee’s employment terminates on or prior to November 14, 2004 pursuant to Section 7.4, the Employee will be treated for all purposes under this Agreement as if Employee had voluntarily terminated employment pursuant to the foregoing provisions of this paragraph. If the Employee takes no action to either negotiate a new employment agreement or make the above election, the Employee shall become an employee at will after November 14, 2004.

For purposes of the preceding paragraph, Employer and Employee agree that Employer’s obligation to pay two years of Grand Total Earnings shall terminate on the date after January 31, 2005 that Employee enters into employment with another employer, except that Employee shall be entitled to receive payments for the remainder of such period between January 31, 2005 and ending on November 30, 2006 for any difference between Grand Total Earnings determined as provided in the preceding paragraph and total cash earnings (i.e., the sum of salary and annual cash incentive compensation payable at target) paid or payable by the new employer for such period. The Employee will report to the Employer any such cash earnings actually earned or to be received by the Employee. The Employee will promptly advise Employer when Employee enters into employment with another employer.

     IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date and year first above written.

J. C. PENNEY COMPANY, INC.

By	/s/ Gary L. Davis

Gary L. Davis
Executive V.P. – Chief Human Resource &
Administration Officer

J. C. PENNEY CORPORATION, INC.

By	/s/ Gary L. Davis

Gary L. Davis
Executive V.P. – Chief Human Resource &
Administration Officer

/s/ Vanessa Castagna

Vanessa Castagna